Exhibit 99.1
Bravo Brio Restaurant Group, Inc. Reports
Third Quarter & Year-to-Date 2011 Financial Results
Company Updates 2011 Outlook; Provides Preliminary View on 2012
Columbus, Ohio — November 2, 2011 — Bravo Brio Restaurant Group, Inc. (NASDAQ: BBRG), owner and operator of the BRAVO! Cucina Italiana (BRAVO!) and BRIO Tuscan Grille (BRIO) restaurant concepts, today reported financial results for the thirteen and thirty-nine week periods ended September 25, 2011. In addition, the Company updated its 2011 outlook and narrowed its guidance range for modified pro forma earnings on a per diluted share basis, revenues and comparable sales. The Company also provided a preliminary view on 2012.
Selected Highlights for the Third Quarter 2011 as Compared to the Third Quarter 2010 Include the Following:
•	Revenues increased 6.1% to $88.8 million from $83.7 million.
•	Total comparable restaurant sales increased 1.3%.
•	BRIO comparable restaurant sales increased 2.0% and BRAVO! comparable restaurant sales increased 0.5%.
•	Restaurant-level operating profit increased 3.2% to $14.9 million from $14.4 million.
•
GAAP net income attributed to common shareholders was $3.6 million, or $0.18 per diluted share, compared to GAAP net loss attributed to common shareholders of $(0.3) million, or $(0.04) per diluted share.

•
Modified pro forma net income was $2.6 million, or $0.13 per diluted share, compared to modified pro forma net income of $3.0 million, or $0.14 per diluted share. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

Selected Highlights for the Year-to-Date 2011 as Compared to the Year-Ago Period Include the Following:
•	Revenues increased 7.4% to $273.6 million from $254.7 million.
•	Total comparable restaurant sales increased 1.7%.
•	BRIO comparable restaurant sales increased 3.0% and BRAVO! comparable restaurant sales increased 0.2%.
•	Restaurant-level operating profit increased 5.5% to $47.6 million from $45.1 million.
•
GAAP net income attributed to common shareholders was $71.5 million, or $3.48 per diluted share, compared to GAAP net income attributed to common shareholders of $1.5 million, or $0.21 per diluted share.

•
Modified pro forma net income was $10.7 million, or $0.52 per diluted share, compared to modified pro forma net income of $10.0 million, or $0.48 per diluted share. Please see the reconciliation from GAAP to modified pro forma (non-GAAP) net income in the accompanying financial tables.

“Despite considerable macro-economic headwinds, the third quarter met our expectations from both a revenue and profitability standpoint, and we were pleased to have generated positive comparable sales at both BRIO and BRAVO! and positive traffic overall. As always, we take considerable pride in ensuring that our guests are provided with an exceptional experience at every dining occasion, and by doing so, are proving successful in forging deep, long-term relationships with them,” said Saed Mohseni, Chief Executive Officer and President, Bravo Brio Restaurant Group, Inc.
“In anticipation of the upcoming Holiday season, we have planned some exciting and innovative marketing initiatives that should create additional enthusiasm for our brands, foster guest loyalty, and position us for a strong finish to the year. Lastly, our 2011 development remains on track with eight new restaurant openings, and we are also well underway in preparing for 2012 expansion of our distinct restaurant concepts,” concluded Mr. Mohseni.
Third Quarter 2011 Financial Results
Revenues increased $5.1 million, or 6.1%, to $88.8 million in the third quarter of 2011, from $83.7 million in the third quarter of 2010. The increase in revenues was primarily due to an additional 53 operating weeks provided by four new restaurants, three BRIOs and one BRAVO!, opened in the first three quarters of 2011 and one BRIO restaurant opened in the fourth quarter of 2010. Total comparable restaurant sales increased 1.3%, which was driven by a 2.4% increase in guest counts.
Total restaurant operating costs increased $4.6 million, or 6.7%, to $73.9 million in the third quarter of 2011, from $69.3 million in the same period last year. Total restaurant-level operating profit increased 3.2% to $14.9 million from $14.4 million in the same period last year. As a percentage of revenues, total restaurant-level operating profit decreased to 16.8% in the third quarter of 2011 from 17.2% in the third quarter of 2010, which was primarily attributable to the year-over-year increase in commodity costs and higher labor costs, partially offset by lower operating and occupancy costs.
GAAP net income attributed to common shareholders in the third quarter of 2011 was $3.6 million, or $0.18 per diluted share, compared to GAAP net loss attributed to common shareholders of $(0.3) million, or $(0.04) per diluted share, in the same period last year.
On a modified pro forma basis, a measure that we believe offers a more useful year-over-year performance comparison, modified pro forma net income for the third quarter of 2011 was $2.6 million, or $0.13 per diluted share, compared to modified pro forma net income of $3.0 million, or $0.14 per diluted share, in the same period last year. Please see the accompanying financial tables for a reconciliation from GAAP net income attributed to common shareholders to modified pro forma (non-GAAP) net income.
Third Quarter 2011 Brand Operating Highlights
Comparable restaurant sales at BRIO increased 2.0% in the third quarter of 2011 and average weekly sales were $92,000. Comparable restaurant sales at BRAVO! increased 0.5% and average weekly sales were $63,900.
During the third quarter, we opened BRIO restaurants in Tucson, Arizona; and Salt Lake City, Utah.
As of September 25, 2011, we owned and operated 47 BRAVO!, 42 BRIO and one Bon Vie restaurant across 30 states.

Outlook
Based upon our year-to-date results as of September 25, 2011 and projections for the fourth quarter, we are updating our 2011 outlook as follows:
•	Revenues are expected in the $368 million to $370 million range (previously $365 million to $370 million).
•	Total comparable restaurant sales are expected to increase 1.3% to 1.7% (previously 1.0% to 3.0%).
•	Development of six BRIO and two BRAVO! restaurants for a total of eight new restaurants.
•	Preopening costs of approximately $5.0 million (previously $4.7 million to $5.0 million).
•	Modified pro forma earnings of $0.75 to $0.78 per diluted share (previously $0.75 to $0.80 per diluted share).
•	Capital expenditures of $21 million to $23 million (previously $22 million to $24 million).
•	Diluted share count of approximately 20.6 million.
We are also providing a preliminary view for 2012, which is a 53-week year. Revenues are expected in the $415 million to $420 million range while diluted earnings per share are expected between $0.92 and $0.97. We also anticipate developing seven to nine new restaurants.
Investor Conference Call and Webcast
The Company will host an investor conference call to discuss third quarter and year-to-date 2011 financial results today at 5:00 PM ET. Hosting the call will be Saed Mohseni, Chief Executive Officer, Jim O’Connor, Chief Financial Officer and Brian O’Malley, Chief Operating Officer.
The conference call can be accessed live over the phone by dialing (888) 282-4570, or for international callers (719) 785-1759. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 1044206. The replay will be available until Wednesday, November 16, 2011.
The call will be webcast live from the Company’s investor relations website at http://investors.bbrg.com.
About Bravo Brio Restaurant Group, Inc.
Bravo Brio Restaurant Group, Inc. is a leading owner and operator of two distinct Italian restaurant brands, BRAVO! Cucina Italiana and BRIO Tuscan Grille. BBRG has positioned its brands as multifaceted culinary destinations that deliver the ambiance, design elements and food quality reminiscent of fine dining restaurants at a value typically offered by casual dining establishments, a combination known as the upscale affordable dining segment. Each of BBRG’s brands provides its guests with a fine dining experience and value by serving affordable cuisine prepared using fresh flavorful ingredients and authentic Italian cooking methods, combined with attentive service in an attractive, lively atmosphere. BBRG strives to be the best Italian restaurant company in America and is focused on providing its guests an excellent dining experience through consistency of execution.

Forward-Looking Statements
Some of the statements in this release contain forward-looking statements, which involve risks and uncertainties. These statements relate to future events or our future financial performance. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 17, 2011.
Although we believe that the expectations reflected in the forward-looking statements are reasonable based on our current knowledge of our business and operations, we cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to provide revisions to any forward-looking statements should circumstances change.
Contacts:
Investor Relations
Don Duffy/Raphael Gross
(203) 682-8200
investors@bbrg.com

BRAVO BRIO RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS —
GAAP PRESENTATION WITH RECONCILIATION TO MODIFIED PRO FORMA
THIRTEEN AND THIRTY-NINE WEEKS ENDED SEPTEMBER 25, 2011 AND SEPTEMBER 26, 2010
(Dollars in thousands, except per share data)

	Thirteen Weeks		Thirteen Weeks		Thirty-Nine Weeks		Thirty-Nine Weeks
	Ended		Ended		Ended		Ended
	September 25,		September 26,		September 25,		September 26,
	2011		2010		2011		2010

Revenues	$88,774		$83,704		$273,592		$254,700

Costs and expenses
Cost of sales	23,617	26.6%	21,735	26.0%	73,008	26.7%	66,124	26.0%
Labor	30,730	34.6%	28,404	33.9%	92,893	34.0%	86,504	34.0%
Operating	13,958	15.7%	13,465	16.1%	42,388	15.5%	40,025	15.7%
Occupancy	5,587	6.3%	5,672	6.8%	17,747	6.5%	16,982	6.7%
General and administrative expenses	5,185	5.8%	4,870	5.8%	16,067	5.9%	13,857	5.4%
Restaurant preopening costs	1,281	1.4%	207	0.2%	2,882	1.1%	1,892	0.7%
Depreciation and amortization	4,303	4.8%	4,272	5.1%	12,555	4.6%	12,607	4.9%

Total costs and expenses	84,661	95.4%	78,625	93.9%	257,540	94.1%	237,991	93.4%

Income from operations	4,113	4.6%	5,079	6.1%	16,052	5.9%	16,709	6.6%

Net interest expense	394	0.4%	1,779	2.1%	1,315	0.5%	5,322	2.1%

Income before income taxes	3,719	4.2%	3,300	3.9%	14,737	5.4%	11,387	4.5%

Income tax expense (benefit)	121	0.1%	44	0.1%	(56,806)	-20.8%	148	0.1%

Net income	3,598	4.1%	3,256	3.9%	71,543	26.1%	11,239	4.4%

Undeclared preferred dividends	—		(3,522)		—		(9,701)

Net income (loss) attributed to common shareholders	$3,598		$(266)		$71,543		$1,538

Basic shares	19,330		7,234		19,286		7,234

Basic earnings (loss) per share	$0.19		$(0.04)		$3.71		$0.21

Diluted shares	20,551		7,234		20,545		7,234

Diluted earnings (loss) per share	$0.18		$(0.04)		$3.48		$0.21

Certain percentage amounts may not sum due to rounding

ADJUSTMENTS TO RECONCILE GAAP TO MODIFIED PRO FORMA RESULTS

Management Fees (1)	—		358		—		1,251
Incremental Public Company Costs (2)	—		(306)		—		(918)
Stock Compensation Costs (3)	—		(450)		—		(1,350)
Interest Expense (4)	—		1,327		—		3,882
Income Tax Expense (5)	(995)		(1,225)		(4,232)		(4,128)
Reduction in Valuation Allowance (6)	—		—		(57,175)		—
Undeclared Preferred Dividends (7)	—		3,522		—		9,701
Secondary Offering Costs (8)	—		—		600		—

Total Adjustments	(995)		3,226		(60,807)		8,438

Modified Pro Forma Net Income	$2,603		$2,960		$10,736		$9,976

Basic Shares — Pro Forma	19,330		19,250		19,286		19,250

Basic Earnings Per Share — Pro Forma	$0.13		$0.15		$0.56		$0.52

Diluted Shares — Pro Forma	20,551		20,600		20,545		20,600

Diluted Earnings Per Share — Pro Forma	$0.13		$0.14		$0.52		$0.48

Notes to adjustments shown above:

1.	Represents management fees and expenses paid to our private equity sponsors which were incurred prior to our initial public offering.

2.	Represents the estimate, in 2010, of additional recurring incremental legal, accounting, insurance and other compliance costs we expected to incur as a public company.

3.
Represents the estimate, in 2010, of recurring stock compensation expense related to the restricted shares issued pursuant to the Bravo Brio Restaurant Group, Inc. Stock Incentive Plan which was approved by our board of directors and shareholders in October 2010.

4.	Represents an adjustment to interest expense, in 2010, assuming the receipt of proceeds from our initial public offering and the use of such proceeds to pay down debt at the beginning of fiscal 2009.

5.	This adjustment reflects a tax rate of 30.0%, which reflects our estimate of our long-term effective tax rate.

6.
This adjustment reflects the reduction of a significant portion of our valuation allowance in the second quarter of 2011 as it was deemed more likely than not that the Company would utilize its future net deferred tax assets.

7.
Our Series A preferred shares plus cumulative undeclared dividends thereon were converted to common shares pursuant to the exchange agreement executed in connection with our initial public offering in October 2010.

8.
Reflects the non-recurring costs, incurred by us, associated with the secondary offering of our common shares by certain of the Company’s existing shareholders, completed on April 1, 2011. We did not receive any proceeds from the offering.

BRAVO BRIO RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF SEPTEMBER 25, 2011 AND DECEMBER 26, 2010
(Dollars in thousands)

	September 25,	December 26,
	2011	2010
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$4,740	$2,460
Accounts receivable	5,043	4,754
Tenant improvement allowance receivable	2,647	632
Inventories	2,238	2,415
Deferred income taxes	2,630	—
Prepaid expenses and other current assets	1,668	2,229

Total current assets	18,966	12,490

Property and equipment — net	159,374	147,621

Deferred income taxes — net	55,275	—

Other assets — net	3,201	3,342

Total assets	$236,816	$163,453

Liabilities and stockholders’ equity

Current liabilities
Trade and construction payables	$11,967	$9,920
Accrued expenses	23,051	21,150
Current portion of long-term debt	1,714	2,050
Current portion of deferred lease incentives	5,412	4,979
Deferred gift card revenue	5,678	9,725

Total current liabilities	47,822	47,824

Long-term portion of deferred lease incentives	60,518	54,594

Long-term debt	31,286	38,950

Other long-term liabilities	17,467	15,682

Commitments and contingencies
Stockholders’ equity
Common shares, no par value per share — authorized, 100,000,000 shares; issued and outstanding, 19,368,344 at September 25, 2011 and 19,250,500 at December 26, 2010	193,074	191,297
Retained deficit	(113,351)	(184,894)

Total stockholders’ equity	79,723	6,403

Total liabilities and stockholders’ equity	$236,816	$163,453